Exhibit 99.1

Heritage Announces 2020-2021 Reinsurance Program

Clearwater, FL – June 15, 2020: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, announced today that it placed its 2020-2021 catastrophe reinsurance program for its statutory insurance subsidiaries, including Heritage Property Casualty Insurance Company (HPCIC), Narragansett Bay Insurance Company (NBIC) and Zephyr Insurance Company (ZIC).

2020-2021 catastrophe reinsurance program key points:

•	Total cost to Heritage of $272.1 million, accounting for 28.4% of March 31, 2020 premiums-in-force, up 6.0% from 26.8% last year.

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First event reinsurance tower exhaustion point of $1.347 billion in the southeast, inclusive of loss retentions and co-participations. Automatic reinstatement of private market layers, some of which are prepaid, resulting in $2.382 billion of total limit in the southeast, inclusive of loss retentions and co-participations.

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First event loss retention in the southeast and Hawaii of $20 million, with additional co-participation above $945.4 million in the southeast. First event loss retention in the northeast of $13.3 million, with additional co-participation above $390 million.

•	Florida Hurricane Catastrophe Fund participation of 90%, consistent with last year.

Bruce Lucas, Heritage’s Chairman and CEO, said, “We were able to place our 2020-2021 catastrophe reinsurance program on reasonable terms in a challenging renewal year, which is a testament to our multi-state diversification, Florida de-risking, prudent reserving and long-standing relationships with our reinsurance partners. I would like to thank all of our reinsurance partners for their continued support.”

Financial information, including material announcements about Heritage, is routinely posted on investors.heritagepci.com.

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $950 million of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, the matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 12, 2019. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

asoleimani@heritagepci.com